AMENDMENT
                                       TO
                             NOTE PURCHASE AGREEMENT

                                  INTRODUCTION
                                  ------------

           This Agreement, dated as of December 18, 1997 (this "Amendment"), is by and between HONDO OIL & GAS COMPANY (formerly known as Pauley Petroleum Inc.), a Delaware corporation (the "Company"), and LONDON AUSTRALIAN & GENERAL PROPERTY COMPANY LIMITED, a United Kingdom corporation (the "Present Noteholder"), as assignee of Thamesedge, Ltd.

                                    RECITALS
                                    --------

           The Company and the Present Noteholder (as assignee of Thamesedge Ltd.), being the sole Noteholder, are parties to a Note Purchase Agreement dated November 28, 1988, as amended by letter agreements December 17, 1993, November 10, 1994, December 22, 1995, December 13, 1996 and December 18, 1997
(collectively, the "Existing Note Purchase Agreement"), pursuant to which there is outstanding at December 18, 1997 $39,733,394.28, including $9,233,394.28 of interest which has been added to principal in accordance with the terms of said letter agreements. Capitalized terms used and not otherwise defined or amended in this Amendment shall have the meanings respectively assigned to them in the Existing Note Purchase Agreement.

           The Company has requested that the Noteholder (a) extend the mandatory redemption date of the Notes from January 1, 1998 (as same has heretofore been extended pursuant to said letter agreements) to January 15, 1999 and (b) consent to the past and future incurrence of additional Indebtedness (and extensions to the maturity of such Indebtedness) from Lonrho Plc and its wholly-owned subsidiaries. The Noteholder is willing to so extend the mandatory redemption date of the Notes and consent to the incurrence of such Indebtedness and maturity extensions based on (a) the Company's representation that by October 1, 1998 the Noteholders shall have received a report that the Company's proved reserves will have increased to a minimum of 65,475,554 mcf and the Company's agreement that if its proved reserves fail to reach such level, an Event of Default will occur, (b) the Company's agreement to delete the subordination provisions contained in Section 9 of the Existing Note Purchase Agreement and (c) the Company's agreement to conform certain default provisions contained in Section 8.01 of the Existing Note Purchase Agreement to cross default provisions contained in the Company's other loan and credit arrangements with the Present Noteholder.

           The Company has requested that the Present Noteholder enter into this Amendment in order to reflect the foregoing, and the Noteholder has agreed to do so, all upon the terms and provisions and subject to the conditions hereinafter set forth.

                                    AGREEMENT
                                    ---------

           In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Amendment to Existing Note Purchase Agreement. The Existing Note Purchase Agreement is hereby amended as of the date first written above as follows:

                      (A)  In  Section  1.01  of  the  Existing   Note  Purchase
Agreement, the definition of "Agreement" is hereby deleted in its entirety, and the following new definition is hereby inserted in its place:

                      ""Agreement" shall mean this Note Purchase Agreement dated November 28, 1988 between the Company and Thamesedge Ltd., together with all exhibits thereto, as amended by letter agreements December 17, 1993, November 10, 1994, December 22, 1995, December 13, 1996 and
           December 18, 1997 among the Company and the then sole Noteholder and the First Amendment, and as the same may be supplemented, modified, amended or restated from time to time."

                      (B) In Section 1.01 of the Existing Note Purchase Agreement, the following new definition of "First Amendment" is hereby inserted in its proper alphabetical position without the deletion or modification of any other material:

                      ""First Amendment" shall mean the First Amendment dated as of December 18, 1997 to Agreement."

                      (C)  In  Section  1.01  of  the  Existing   Note  Purchase
Agreement, the following definitions of the following existing terms are deleted in their entirety:

                      "Bank Agreements"
                      "Senior Debt"

                      (D)  In  Section  1.02  of  the  Existing   Note  Purchase
Agreement, the following "Other Definitions" are hereby inserted in their respective proper alphabetical positions without the deletion or modification of any other material:

                      "Term                             Defined in Section
                      -----                             ------------------
                      Act                                    2.01
                      Hondo Magdalena                        8.01(4)"

                      (E) Section 2.01 of the Existing Note Purchase Agreement is amended to delete same in its entirety and to substitute the following in its place:

                      "Section 2.01 Issue of Notes. The Company has authorized the issuance of $75,000,000 in aggregate principal amount of its 6% Senior Notes due January 15, 1999 (the "Notes", the term "Notes" including the singular number as well as the plural and the term "Note" including the plural number as well as the singular). The Notes shall be substantially in the form of Exhibit A attached to the First Amendment. The terms and provisions in the Notes shall constitute, and are hereby expressly made, a part of this Agreement. The Notes may have notations, legends or endorsements required by law or usage. Each Note will be dated its date of authentication.

                      Notwithstanding anything in the foregoing to the contrary, if, in the opinion of its Board of Directors, the Company does not have sufficient cash resources to pay interest on the Notes when due, then the Company may offer to the Noteholder a payment of the interest in shares of the Company's common stock, valued at (i) the last reported sales price regular way on the interest due day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the American Stock Exchange or other principal national securities exchange on which the Company's common stock is listed or, if not listed on any national securities exchange, on The Nasdaq Stock Market's National Market System or, (ii) if (i) is not applicable, the average of the bid and asked prices at the end of the interest due day in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Noteholder in good faith for that purpose. In making this determination, the Company's management will not, without the consent of the Noteholder, allocate cash resources to new capital projects not related to the Opon Association Contract dated July 15, 1987 between Empressa Colombiana de Petroleos and Opon Development Company. The Noteholder will then notify the Company whether it will either accept the payment of interest in the Company's common stock or add the amount of interest due to the principal of the Notes. If the Noteholder accepts the payment of interest in the Company's common stock, the Company will issue the requisite number of shares to Noteholder within ten business days after the Company receives notice of acceptance from Noteholder. The Noteholder recognizes that any shares of the Company's common stock that it may acquire by the payment of interest in the Company's common stock will not have been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold in the absence of an effective registration under the Act or an exemption from the registration requirements of the Act. If the Noteholder so requests at any time and from time to time after the date shares of he Company's common stock are issued to the Noteholder pursuant to this provision, the Company will use its best efforts to effect registration under the Act of the shares so issued."

                      (F)  Section   6.05(b)  of  the  Existing   Note  Purchase
Agreement is amended to delete existing clause (xiii) thereof in its entirety and to substitute the following therefor:

                                 "(xii)  Indebtedness  to Lonrho  Plc. or to any
                      direct or indirect wholly-owned Subsidiary of Lonrho Plc., including any and all deferrals, renewals, extensions, refundings of, or amendments, modifications or supplements to, any such Indebtedness."

                      (G) Section 6.06 of the Existing Agreement is hereby deleted in its entirety.

                      (H) Section 6.07 of the Existing Agreement is amended to substitute the word "the" at the beginning thereof for the word "The" and to add the following before the new word "the" at the beginning of Section 6.07:

                      "Except with respect to transactions with Lonrho Plc. or any direct or indirect wholly- owned Subsidiary of Lonrho Plc., "

                      (I) Section 8.01 of the Existing Agreement is amended to delete existing clauses (1) and (4) thereof and to substitute the following therefor:

                                 "(1) the  Company  defaults  in the  payment of
                      interest on any Note when the same becomes due and payable and the Default continues for a period of three (3) days;

                                 "(4) the  Company,  Hondo  Magdalena  Oil & Gas
                      Limited, presently a wholly-owned subsidiary of the Company ("Hondo Magdalena"), and any of their respective subsidiaries shall (i) fail to pay any Indebtedness (but excluding Indebtedness evidenced by this Note) of the Company, Hondo Magdalena or such subsidiary (as the case may be), or any interest or premium thereon, when due (whether upon scheduled maturity, required prepayment, acceleration, demand or other notice or formality of any kind) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof."

                      (J) At the conclusion of clause (7) of Section 8.01 of the Existing Note Purchase Agreement, the following is hereby inserted:

                      "; or"

                      (K)  In  Section  8.01  of  the  Existing   Note  Purchase
Agreement, the following new subsection (8) is hereby inserted at the end thereof:

                                 "(8) the  Company  shall have failed to furnish
                      to Lender, by October 1, 1998, a proved gas reserve report of Netherland, Sewell & Associates that shows that a minimum of 13,000,000 mcf (25%) of proved gas reserve exists, which are subject to the Opon Association Contract in which Hondo Magdalena then participates, above the proved gas reserve of 52,475,554 mcf at September 30, 1997;"

                      (L) Section 9 of the Existing Note Purchase Agreement is amended to deleted same in its entirety and substitute the following thereof:

                                 "SECTION 9. CONVERSION

                                 9.01 Right to Convert. Certain of the Notes are
                      convertible into shares of the Company's Common Stock, $1.00 par value per share, to the extent indicated on the face of such Notes and in accordance with the specific terms of such Notes."

                      (M) In Section 11.01 of the Existing Note Purchase Agreement, the addresses to which notices and other communications are to be given are amended to read as follows (with the rest of such Section 11.01 remaining unchanged)

                      "If to the Company:

                            Hondo Oil & Gas Company
                            10375 Richmond Avenue, Suite 900
                            Houston, Texas  77042
                            Attention:  John J. Hoey

                      If to you:

                            London Australian & General Property Company Limited 4 Grovesnor Place
                            London, SW1X 7DL, England
                            Attention:  R. E. Whitten

                      If to any other Noteholder at such address as such other Noteholder may designate by notice to the Company."

                      (N) Section 11.05 of the Existing Note Purchase Agreement is amended to delete same in its entirety and to substitute the following in its place:

                      "Section 1.05 Governing Law. This Agreement and the Notes shall be governed by the laws of the State of New York (other than those that would defer to the substantive laws of another jurisdiction). Without in any way limiting the preceding choice of law, the parties intend (among other things) to thereby avail themselves of the benefit of
                      Section 5-1401 of the General Obligations Law of the State of New York."

2. Acknowledgment of Outstanding Loans. The Company hereby acknowledges, certifies and agrees that: (a) pursuant to the Existing Note Purchase Agreement, the Noteholder has made loans to the Company that are outstanding as of the date of this Amendment in the aggregate principal amount of $39,733,394.28 (including interest of $9,233,394.28 which has been added to principal); and (b) the obligations of the Company to repay those loans (with interest) to the Noteholder and to perform or otherwise satisfy its other obligations: (i) remain and shall continue in full force and effect, both before and after giving effect to this Amendment, (ii) are not subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination, and (iii) are and shall continue to be governed by the terms and provisions of the Existing Note Purchase Agreement as supplemented, modified and amended by this Amendment.

3. Bringdown of Representations, Etc. As of the date of this Amendment, both before and after giving effect to the terms and provisions of this Amendment: (a) the representations and warranties of the Company set forth in the Existing Note Purchase Agreement (except Sections 3.11, 3.12 and 3.13) are true and correct in all material respects with the same effect as though those representations and warranties had been made on and as of the date hereof; (b) no Event of Default or Default has occurred and is continuing; (c) the Board of Directors of the Company has duly authorized the execution and delivery by the Company of the Existing Note Purchase Agreement and this Amendment; and (d) there are no actions, suits or proceedings pending or, to the best knowledge of the undersigned, threatened or contemplated by any person for the liquidation, dissolution or bankruptcy of the Company or otherwise threatening its existence or challenging or calling into question the power or authority of the Company to execute or deliver the Existing Note Purchase Agreement or this Amendment or to perform any of its obligations hereunder or thereunder.

4. Counterparts. This Amendment may be signed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto.

5. Governing Law, Etc. Sections 11.05 ("Governing Law"), as amended hereby, 11.06 ("Successors"), 11.07 ("No Adverse Interpretation of Other Agreements"), 11.08 ("Severability") and 11.10 ("Amendment and Waiver") of the Existing Note Purchase Agreement are incorporated herein by reference and shall pertain separately to this Amendment as well as the Existing Note Purchase Agreement.

6. Agreement to Continue as Amended. The Existing Note Purchase Agreement, as supplemented, modified and amended by this Amendment, shall remain and continue in full force and effect after the date hereof.

                                  [END OF PAGE]

7. Entire Agreement. This Amendment contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained in this Amendment.

                      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized. as of the date first above written.

                                          HONDO OIL & GAS COMPANY


                                          By:  /s/ John J. Hoey
                                             --------------------------
                                                John J. Hoey
                                                President


                                          LONDON AUSTRALIAN & GENERAL
                                          PROPERTY COMPANY LIMITED


                                          By:  /s/ R. E. Whitten
                                             --------------------------
                                                R.E. Whitten
                                                Director

                                    EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE OR OF ENGLAND, AND NO TRANSFER HEREOF MAY BE EFFECTED UNLESS SUCH TRANSFER SHALL BE REGISTERED UNDER OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE LAWS OF ANY STATE OR OF ENGLAND.

No. __                                                                $_________

                             HONDO OIL & GAS COMPANY
                        (FORMERLY PAULEY PETROLEUM INC.)
            Amended and Restated 6% Senior Note due January 15, 1999

           Hondo Oil & Gas Company (formerly known as Pauley Petroleum Inc.), a Delaware corporation (the "Company"), promises to pay to London Australian & General Property Company Limited or registered assigns, the principal sum of ______________________________ Dollars (or so much as may be advanced, including the addition of interest to principal, and outstanding hereunder) on January 15, 1999.

                   Interest Payment Dates:      April 1 and October 1
                             Record Dates:      March 15 and September 15

           This Note has been issued by the Company to renew, extend, consolidate, amend, restate and replace that certain 13-1/2% Senior Subordinated Note due 1998 (the "Prior Note") (in order to, among other things, implement an Amendment to the Note Purchase Agreement (as defined on the next page hereof) pursuant to which the Prior Note was issued), to evidence all indebtedness and other amounts outstanding under the Prior Note, and to evidence any further interest that may be added to principal pursuant to the terms of this Note. All additions to principal (including the addition of interest to principal) and payments made pursuant to this Note may be recorded by the Noteholder on its books and records, and such books and records (or any statement or certificate of the Noteholder based thereon) shall be conclusive as to the existence and amounts thereof absent manifest error. Although issued in substitution for and restatement of the Prior Note, this Note shall not be deemed to have been issued in payment, satisfaction, cancellation or novation of any of the Prior Note.

           Additional provisions of this Note are set forth on the other side of this Note.

           The portion of principal amount of this Note set forth below (subject to approval by the Company's stockholders at their 1998 Annual Meeting) is convertible in accordance with Section 5 of this Note at the Conversion Price set forth below (subject to adjustment if certain events set forth in Section 5 of this Note occur after the date hereof):


            ------------------------------------------------------------
                                    Conversion Box
            ------------------------------------------------------------
            Principal Amount                            Conversion Price
            ----------------                            ----------------
                    $                                          $

Dated:  ____________________

                                              HONDO OIL & GAS COMPANY

                                              By:  ____________________
                                                    President

By ____________________
[Assistant] Secretary

                             HONDO OIL & GAS COMPANY
                        (Formerly PAULEY PETROLEUM INC.)
                      6% Senior Notes Due January 15, 1999

           1. Interest. Hondo Oil & Gas Company (formerly Pauley Petroleum Inc.), a Delaware corporation ("Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above (provided, however, that if the Company's stockholders shall fail to approve the right of the Holders to convert $7,000,000 principal amount of the Note at a conversion price of $7.70 per share at their 1998 Annual Meeting, the interest rate applicable to the portion of this Note that would have otherwise been so convertible shall be 13.5% per annum). The Company will pay interest semiannually on April 1 and October 1 of each year, commencing May 1, 1989. Interest on the Notes will accrue from the most recent date to which interest has been paid or , if no interest has been paid, from November 4, 1988, in any case to (but excluding) the applicable interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

           Notwithstanding anything in the foregoing to the contrary, if, in the opinion of its Board of Directors, the Company does not have sufficient cash resources to pay interest on the Notes when due, then the Company may offer to the Noteholder a payment of the interest in shares of the Company's common stock, valued at (i) the last reported sales price regular way on the interest due day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the American Stock Exchange or other principal national securities exchange on which the Company's common stock is listed or, if not listed on any national securities exchange, on The Nasdaq Stock Market's National Market System or, (ii) if (i) is not applicable, the average of the bid and asked prices at the end of the interest due day in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Noteholder in good faith for that purpose. In making this determination, the Company's management will not, without the consent of the Noteholder, allocate cash resources to new capital projects not related to the Opon Association Contract dated July 15, 1987 between Empressa Colombiana de Petroleos and Opon Development Company. The Noteholder will then notify the Company whether it will either accept the payment of interest in the Company's common stock or add the amount of interest due to the principal of the Notes. If the Noteholder accepts the payment of interest in the Company's common stock, the Company will issue the requisite number of shares to Noteholder within ten business days after the Company receives notice of acceptance from Noteholder. The Noteholder recognizes that any shares of the Company's common stock that it may acquire by the payment of interest in the Company's common stock will not have been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold in the absence of an effective registration under the Act or an exemption from the registration requirements of the Act. If the Noteholder so requests at any time and from time to time after the date shares of he Company's common stock are issued to the Noteholder pursuant to this provision, the Company will use its best efforts to effect registration under the Act of the shares so issued.

           2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the persons who are registered Holders of Notes at the close of business on the record date for the next interest payment date even though Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to the Company to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, which may include a check payable in such money. It may mail an interest check to a Holder's registered address.

           3. Note Purchase Agreement. The Notes are issued under a Note Purchase Agreement dated as of November 1, 1988 (as same may be supplemented, modified, amended or restated from time to time, the "Note Purchase Agreement") between the Company and Lonrho Plc. The Notes are subject to all of the terms of the Note Purchase Agreement, and Noteholders are referred to the Note Purchase Agreement for a statement of such terms. The Notes are unsecured general obligations of the Company limited to $75,000,000 in aggregate principal amount.

           4. Optional Redemption. The Company at its option may redeem all the Notes at any time or some of them from time to time on or after November 1, 1991 at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date:

If redeemed during the 12-month period beginning November 1:


Year                 Percentage       Year                  Percentage
----                 ----------       ----                  ----------
1991................ 107.714%         1994................. 101.928%
1992................ 105.786%         1995 and
1993................ 103.857%            thereafter........ 100.000%

provided, however, that none of the Notes will be redeemed prior to November 1, 1993, directly or indirectly from or in anticipation of funds borrowed by the Company at an effective interest cost to the Company of less than 13-1/2% per annum.

           5. Conversion. Subject to approval by the stockholders of the Company at the Company's 1998 Annual Meeting of Stockholders, the Noteholder may, at its option, at any time prior to the payment in full of this Note, elect to convert up to the principal amount of this Note set forth in the Conversion Box on page 1 of this Note (or any portion thereof) into a number of fully paid and non-assessable shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), determined by dividing the principal amount to be so converted by the Conversion Price per share set forth in the Conversion Box on page 1 of this Note (as adjusted as set forth below if certain events set forth below occur after the date set forth on page 1 of this Note).

           Upon any transfer, each Note issued shall reflect on it the portion of the principal amount of the Note being transferred that is convertible, with the remaining balance of such conversion privileges being retained by the transferee. Absent any such instruction to the Company, such conversion privileges shall be transferred pro rata to the portion of the Note being transferred and the portion of the Note being retained.

           The exercise of such conversion privilege shall be made by giving notice thereof to the Company (specifying the principal amount and at the Conversion Price) and surrendering the Note being converted to the Company. The balance of any such Note surrendered which is not converted shall be reissued to the Noteholder exercising such conversion privilege with appropriate adjustments to reflect the remaining principal amount convertible. The portion of any Note converted shall bear interest only to (but excluding) the date the Company issues a stock certificate representing the shares of Common Stock being issued to the Noteholder upon such conversion. No fractional shares of Common Stock shall be issued upon conversion of any Note. In lieu of any such fractional shares, the Noteholder, upon conversion, shall be entitled to the cash equivalent of such fractional share of Common Stock based upon the market price therefor (determined as of the date the Company issues such Common Stock to the Noteholder utilizing a similar method of determining such market price as that set forth in Section 2.01 of this Note Purchase Agreement).

           If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

           If the Company consolidates or merges into or sells, leases, transfers or otherwise disposes of all or substantially all of its assets, or if there occurs any recapitalization, reorganization, reclassification in such a way that holders of Common Stock are entitled to receive securities, cash or other assets with respect to or in exchange for Common Stock, the portion of the Notes then convertible will become convertible into the kind and amount of securities, cash or other assets which the Holder would have received immediately after the transaction as if the Holder had converted the portion of this Note then convertible immediately before the effective date of the transaction at the applicable Conversion Prices in effect immediately prior to such effective date.

           6. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Note Purchase Agreement. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

           7. Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

           8. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Note Purchase Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

           The Company will furnish to any Noteholder upon written request and without charge a copy of the Note Purchase Agreement. Requests may be made to:
Secretary, Hondo Oil & Gas Company, Enserch Tower, 10375 Richmond Avenue, Suite 900, Houston, Texas 77042.


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